Commission File Number 33-69716

                                  PRESS RELEASE

Alfred J. Luciani, President & CEO of the Sands Hotel & Casino announced today that GB Holdings, Inc. (the "Company") the parent company of the Sands Hotel & Casino, has today submitted a proposal to acquire the Claridge Casino Hotel in Atlantic City, New Jersey, that would permit the Claridge to emerge promptly from Chapter 11 bankruptcy proceedings. The proposal, which would include the issuance by the Company of approximately 7.2 million shares of its common stock, is currently under review by the Claridge. Luciani said, "The transaction is beneficial to the Sands stockholders. It is expected to be immediately accretive to the Sands and would permit the combined companies to go forward as strong competitors in a marketplace that already includes a number of companies operating at multiple locations. With the consummation of this transaction the combined Sands-Claridge would be in a position to compete as equals with those companies. In addition, our proposal is clearly in the best interests of the Claridge employees, as the Sands would continue operations of the Claridge facility as a casino hotel."

The Company believes that the offer is superior to alternative proposals when viewed from the perspective of the amount and form of consideration, the lack of risk of non-confirmation of the proposal, the timing and certainty of completion of the transaction, the structure of the proposal, and regulatory implications.

Luciani stated that he anticipated the regulatory approvals for the acquisition would likely be obtained expeditiously. "GB Holdings, which is currently licensed to own the Sands Hotel & Casino, would not face the type of opposition based on economic concentration, as would be inherent in an application by a large, multiple-licensed casino operator in Atlantic City."

Certain information included in this press release contains statements that are forward-looking, such as statements relating to future performance and business development activities and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, dependence on existing management, leverage and debt service (including sensitivity to fluctuations in the interest rates), domestic or global economic conditions, activities of competitors and the presence of new or additional competition, fluctuations and changes in customer preferences and attitudes, changes in federal or state tax laws of the


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administration of such laws and changes in gaming laws or regulations (including the legalization of gaming in certain jurisdictions). For more information regarding the Company and risks applicable to its business, please review the filings of the Company and its affiliates, GB Property Funding Corp. and Greate Bay Hotel and Casino, Inc. with the Securities and Exchange Commission (the "Commission"), including the Company's reports on Forms 10-K and 10-Q.

IMPORTANT: INVESTORS ARE URGED TO READ RELEVANT DOCUMENTS THAT MAY HEREAFTER BE FILED WITH THE COMMISSION REGARDING THIS TRANSACTION BECAUSE THEY MAY CONTAIN IMPORTANT INFORMATION. NO SUCH DOCUMENTS REGARDING THIS TRANSACTION HAVE YET BEEN FILED. SUCH DOCUMENTS, IF FILED, WILL BE AVAILABLE WITHOUT CHARGE FROM THE COMMISSION'S WEBSITE (HTTP://WWW.SEC.GOV).


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